Exhibit 99.1

JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, Samuel A. Kidston (“Mr. Kidston”), North & Webster, LLC, a Delaware limited liability company (“North & Webster”), North & Webster Value Opportunities Fund, LP, a Delaware limited partnership (“NW Fund”, and together with Mr. Kidston and North & Webster, the “North & Webster Entities”), Paul D. Sonkin (“Mr. Sonkin”), Hummingbird Management, LLC, a Delaware limited liability company (“Hummingbird”), Hummingbird Value Fund, L.P., a Delaware limited partnership (“HVF”), Hummingbird Microcap Value Fund, L.P., a Delaware limited partnership (“Microcap”), Tarsier Nanocap Value Fund, L.P., a Delaware limited partnership (“Tarsier”), Hummingbird Capital, LLC, a Delaware limited liability company (“Hummingbird Capital”, and together with Mr. Sonkin, Hummingbird, HVF, Microcap and Tarsier, the “Hummingbird Entities”), Todd Rosner (Mr. Rosner”), Deep Woods Partners LP, a Delaware limited partnership (“Deep Woods”), and Deep Woods Partners QP, LP, a Delaware limited partnership (“Deep Woods QP”, and together with Mr. Rosner and Deep Woods, the “Deep Woods Entities”), wish to form a group as set forth herein related to their investment in SED International Holdings, Inc., a Delaware corporation (the “Company”).

NOW, IT IS AGREED, this 13 day of March 2008 by the parties hereto:

1.           In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of the Company to the extent required under applicable securities laws.  Each of the undersigned agrees to the joint filing of any necessary amendments to the Schedule 13D.  Each member of the Group shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2.           Each member of the Group agrees to form the Group relating to their investment in the Company to take such action as the Group may agree is needed to improve stockholder value at the Company and implement corporate governance reforms.

3.           The North & Webster Entities, the Hummingbird Entities and the Deep Woods Entities (collectively the “Entities”), shall have the right to pre-approve all expenses in excess of $500.00 incurred in connection with the Group’s activities and agree to pay directly all such expenses on a pro rata basis among the Entities based on the number of Shares in the aggregate beneficially owned by each of the Entities on the date hereof.  In addition to the other expenses to be shared by the Entities pursuant to this Section 3, the reasonable legal fees and expenses of each member of the Group shall be considered a Group expense.

4.           Each member of the Group agrees that any SEC filing, press release or stockholder communication proposed to be made or issued in connection with the Group’s activities set forth in Section 2 shall be first approved by the Group, or their respective representatives, which approval shall not be unreasonably withheld.

5.           Should any disagreement arise between the Group members concerning decisions to be made or actions to be taken in connection with the Group’s activities set forth in Section 2, including, but not limited to the activities identified in Section 4, North & Webster shall have the sole authority to resolve any such disagreements and take any such actions as it sees fit.

6.           The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement.  Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein.  Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification.  Nothing herein shall restrict any party’s right to purchase securities of the Company, as he/it deems appropriate, in his/its sole discretion.

7.           This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

8.           In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

9.           Any party hereto may terminate his/its obligations under this Agreement only after the later of (a) the first business day following the conclusion of the 2008 Annual Meeting, or (b) on 24 hours’ written notice to all other parties, with a copy by fax to Steve Wolosky at Olshan Grundman Frome Rosenzweig & Wolosky LLP (“Olshan”), Fax No. (212) 451-2222.

10.           Each party acknowledges that Olshan shall act as counsel for both the Group and Hummingbird and its affiliates relating to their investment in the Company.

11.           Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to the Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

12.           This Agreement for the parties to act as a Group may be terminated by written notice, at any time, by either party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

HUMMINGBIRD VALUE FUND, L.P.

By:	Hummingbird Capital, LLC

By:	/s/ Paul D. Sonkin
	Name:	Paul D. Sonkin
	Title:	Managing Member

HUMMINGBIRD MICROCAP VALUE FUND, L.P.

By:	Hummingbird Capital, LLC

By:	/s/ Paul D. Sonkin
	Name:	Paul D. Sonkin
	Title:	Managing Member

TARSIER NANOCAP VALUE FUND, L.P.

By:	Hummingbird Capital, LLC

By:	/s/ Paul D. Sonkin
	Name:	Paul D. Sonkin
	Title:	Managing Member

HUMMINGBIRD MANAGEMENT, LLC

By:	/s/ Paul D. Sonkin
	Name:	Paul D. Sonkin
	Title:	Managing Member

/s/ Paul D. Sonkin
Paul D. Sonkin

NORTH & WEBSTER VALUE OPPORTUNITIES FUND, LP

By:	North & Webster, LLC,
its General Partner

By:	/s/ Samuel A. Kiston
	Name:	Samuel A. Kiston
	Title:	Managing Member

NORTH & WEBSTER, LLC

By:	/s/ Samuel A. Kiston
	Name:	Samuel A. Kiston
	Title:	Managing Member

/s/ Samuel A. Kiston
Samuel A. Kidston

DEEP WOODS PARTNERS LP

By:	/s/ Todd Rosner
	Name:	Todd Rosner
	Title:	Managing Partner

DEEP WOODS PARTNERS QP, LP

By:	/s/ Todd Rosner
	Name:	Todd Rosner
	Title:	Managing Partner

/s/ Todd Rosner
Todd Rosner